Exhibit 99.1

BALLOT

Special Meeting of Members

To be Held September 2, 2004

You, the undersigned member of Gold Kist Inc., acknowledge receipt of the Notice of Special Meeting of Members and the related disclosure statement-prospectus and are voting your ballot in the manner noted below. You further acknowledge that, once submitted, this ballot is irrevocable.

PROPOSAL:

Approval and Adoption of the Amended and Restated Plan of Conversion, dated as of July 23, 2004, by and between Gold Kist Holdings Inc., a corporation organized under the laws of the State of Delaware, and Gold Kist Inc., a corporation organized under the Georgia Cooperative Marketing Act, as it may be further amended from time to time, and the transactions contemplated thereby, including the merger of Gold Kist Inc. with and into Gold Kist Holdings Inc.

The Board of Directors of Gold Kist Inc. has unanimously approved and adopted the Plan of Conversion and recommends that you vote to approve the Plan of Conversion.

☐  For the Plan of Conversion                                     ☐  Against the Plan of Conversion

This Ballot Card, when properly executed and delivered to SunTrust Bank, the independent inspector of elections, will be your vote on the Plan for Conversion. Unsigned Ballot Cards, Ballot Cards showing a vote both “FOR” and “AGAINST” the Plan of Conversion and Ballot Cards that are signed, but that do not show a vote either “FOR” or “AGAINST” the Plan of Conversion, will not be regarded as votes cast on the proposal.

Please sign exactly as your name appears below. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Member Number Member/Farm Name	DATED: , 2004
Address City, State Zip	SIGNATURE:

Please mark, date, sign and return this Ballot Card to SunTrust Bank using the enclosed envelope. It must be received prior to or at the special meeting.